PROMISSORY NOTE

$10,000.00

Valencia, CA

June 15, 2015

FOR VALUE RECEIVED, KokiCare, Inc., a Deleware Corporation (the “Maker”) with address 26716 Via Colina, Valencia, CA 91381, hereby promises to pay to the order of Georgia Lane, an individual (the “Payee") with address 6292 Dumbeck Ave. NW, Albany, OR 97321, the sum of TEN THOUSAND DOLLARS ($10,000.00) (the “Principal Amount”).

1.

Interest.

This Note shall bear interest at the rate of two percent (2%) per annum (the “Interest Rate”) and shall compound monthly.

2.

Payments.

(a)

The Principal Amount of this Note, together with all interest accrued at the Interest Rate on the outstanding Principal Amount of this Note (the “Accrued Interest”), shall be payable to the Payee on or before June 15, 2017 (the “Maturity Date”).

(b)

Payments to the Payee shall be made by check at the address designated by the Payee or by wire transfer of immediately available funds at one or more bank accounts designated by the Payee.

3.

Prepayments.  The Maker shall be entitled to prepay all or a portion of the then outstanding Principal Amount of this Note, plus Accrued Interest, without the requirement that the Maker pay to the Payee any premium, penalty or other charge on account of such prepayment.

4.

Miscellaneous.

(a)

This Note may only be changed, amended or modified by written instrument.

(b)

This Note is to be construed and enforced in all respects in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the Maker has caused these presents to be signed the day and year first above written.

By    /s/ Jason Lane

   KokiCare, Inc.

   Jason Lane, President